NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Reports Second Quarter Results

Declares Quarterly Cash Dividend
Company schedules conference call for August 9, 2012 at 10:00 a.m. Eastern
DALLAS, TEXAS, August 8, 2012 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the second quarter of 2012. Net income for the second quarter of 2012 was $43.1 million, or $0.77 per share, compared to net income of $13.7 million, or $0.25 per share, for the same period last year. Excluding special items, Alon recorded net income of $35.2 million, or $0.63 per share, for the second quarter of 2012, compared to net income of $16.7 million, or $0.30 per share, for the same period last year.
Net income for the first half of 2012 was $13.7 million, or $0.24 per share, compared to net income of $26.8 million, or $0.49 per share, for the same period last year. Excluding special items, Alon recorded net income of $43.7 million, or $0.78 per share, for the first half of 2012, compared to net income of $35.5 million, or $0.64 per share, for the same period last year.
Paul Eisman, CEO and President, commented, “We are pleased with our second quarter results, which included a 20% increase in net sales for the quarter over last year, driven primarily by a 19% increase in total refinery throughput. Additionally, our second quarter Adjusted EBITDA and net income increased 67% and 214%, respectively, compared to last year. The Company benefited from very favorable margins at our Big Spring refinery, and the refinery ran exceptionally well during the quarter to take advantage of this opportunity. We realized improved margins in our asphalt business. Wholesale fuel margins improved as mid-continent light product prices returned to more normal pricing levels compared to the Gulf Coast while our retail business also improved with higher fuel and merchandise sales and margins. Our earnings were realized despite the negative impact of a planned turnaround at Big Spring and unplanned outages at Krotz Springs during the quarter. In addition, our reported results for the quarter were negatively impacted by $7.0 million of losses on commodity swap hedge positions comprised of $20.0 million of realized losses and $13.0 million of unrealized gains.
“At our Big Spring refinery, we successfully completed the planned regeneration of our reformer catalyst and replacement of several catalyst beds in April. After the regeneration, our refinery throughput for May and June averaged nearly 71,000 barrels per day. Our operations at Big Spring have been excellent, which has allowed us to take full advantage of the favorable margin environment experienced in this region.
“At Krotz Springs, we saw refinery margins decrease in the second quarter due to lower LLS crack spreads. The Krotz Springs refinery throughput was lower than we expected in April and May due to unplanned outages in our FCC and Crude Units. Our crude oil cost was positively impacted as we processed on average just over 17,000 barrels per day of WTI at the refinery during the second quarter. We should receive nearly 25,000 barrels per day of Midland priced crude oil at Krotz Springs in the third quarter.
“In California, we restarted operations at the Paramount refinery in April and the Bakersfield hydrocracker resumed operations in June. While the plants are running acceptably, the financial results of our refining assets were disappointing in the quarter. These results were driven by the hydrocracker operating only during June and persistently high West Coast crude prices. On the other hand, we saw improvement in our asphalt business as better margins resulted in an improvement in operating income of more than $20 million versus the same period last year. In order to mitigate the high West Coast crude prices, we initiated a project to bring light mid-continent crude oils to the West Coast. We are very close to submitting environmental permit applications to move this project forward.
“In our marketing segment, total branded fuel sales and retail fuel sales increased by approximately 6% and 8%, respectively, versus the second quarter of 2011. Additionally, our merchandise sales increased approximately 5% versus the same period last year. We substantially completed the conversion of all of our wholesale and retail locations to the new Alon brand in July. We are very pleased with this effort and the reception received for the Alon brand has been excellent.
“For the third quarter of 2012 we expect the average throughput at our refineries to be approximately 70,000 barrels per day at Big Spring, 73,000 barrels per day at Krotz Springs and 34,000 barrels per day at our California refineries.”
SECOND QUARTER 2012
Special items increased earnings by $7.9 million for the second quarter of 2012 which included after-tax gains of $7.6 million associated with unrealized gains on commodity swaps, $0.5 million associated with heating oil call option crack spread contracts and an after-tax loss recognized on disposition of assets of $0.2 million. Special items reduced earnings by $3.0 million for the second quarter of 2011 which included an after-tax loss associated with heating oil call option crack spread contracts.
Refinery operating margin at the Big Spring refinery was $24.92 per barrel for the second quarter of 2012 compared to $19.65 per barrel for the same period in 2011. This increase in operating margin is mainly due to higher Gulf Coast 3/2/1 crack spreads and a widening sweet/sour spread. Refinery operating margin at the California refineries was $2.55 per barrel for the second quarter of 2012, compared to $(0.75) per barrel for the same period in 2011. This increase is mainly due to an increase in West Coast 3/1/1/1 crack spreads. The Krotz Springs refinery operating margin was $5.28 per barrel for the second quarter of 2012, compared to $3.39 per barrel for the same period in 2011. This increase is due to lower crude oil costs with the addition of WTI priced crude oils, partially offset by lower Gulf Coast 2/1/1 high sulfur diesel crack spreads.
The refineries' combined refinery throughput for the second quarter of 2012 averaged 160,071 barrels per day ("bpd"), consisting of 64,558 bpd at the Big Spring refinery, 31,206 bpd at the California refineries, and 64,307 bpd at the Krotz Springs refinery, compared to 134,858 bpd for the second quarter of 2011, consisting of 63,715 bpd at the Big Spring refinery, 24,044 bpd at the California refineries, and 47,099 bpd at the Krotz Springs refinery. Crude throughput was reduced at the Krotz Springs refinery during the second quarter of 2011 due to flooding in Louisiana and its impact on crude oil supply to the refinery.
The average Gulf Coast 3/2/1 crack spread for the second quarter of 2012 was $26.04 per barrel compared to $24.07 per barrel for the same period in 2011. The average West Coast 3/1/1/1 crack spread for the second quarter of 2012 was $11.46 per barrel compared to $9.91 per barrel for the same period in 2011. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the second quarter of 2012 was $7.72 per barrel compared to $8.11 per barrel for the same period in 2011.
The average WTI to WTS spread for the second quarter of 2012 was $5.30 per barrel compared to $2.54 per barrel for the same period in 2011. The average LLS to WTI spread for the second quarter of 2012 was $18.11 per barrel compared to $15.32 per barrel for the same period in 2011. The average WTI to Buena Vista spread for the second quarter of 2012 was $(14.80) per barrel compared to $(10.75) per barrel for the same period in 2011.
Asphalt margins for the second quarter of 2012 were $67.31 per ton compared to $1.35 per ton for same period in 2011. On a cash basis (i.e. excluding inventory effects), asphalt margins in the second quarter of 2012 were $43.34 per ton compared to $(2.71) per ton in the second quarter of 2011. This increase was due primarily to higher asphalt sales prices and lower crude oil costs. The average blended asphalt sales price increased 9.1% from $557.83 per ton in the second quarter of 2011 to $608.81 per ton in the second quarter of 2012 and the average non-blended asphalt sales price increased 34.7% from $349.95 per ton in the second quarter of 2011 to $471.41 per ton in the second quarter of 2012. The average price of Buena Vista crude decreased 4.4% from $113.18 per barrel in the second quarter of 2011 to $108.25 per barrel in the second quarter of 2012.
Retail fuel sales volume increased by 7.9% from 38.5 million gallons in the second quarter of 2011 to 41.5 million gallons in the second quarter of 2012. Our branded fuel sales volume increased by 5.5% from 91.4 million gallons in the second quarter of 2011 to 96.4 million gallons in the second quarter of 2012.
YEAR-TO-DATE 2012
Special items reduced earnings by $29.9 million for the first half of 2012 which included after-tax losses of $19.6 million associated with unrealized losses on commodity swaps, $4.4 million associated with heating oil call option crack spread contracts, $5.8 million associated with the write-off of unamortized original issuance discount due to the repayment of the Alon Brands term loan and $0.1 million associated with loss recognized on disposition of assets. Special items reduced earnings by $8.7 million for the first half of 2011 which included an after-tax loss of $22.2 million associated with heating oil call option crack spread contracts and an after-tax gain of $13.5 million associated with a reduction in system inventories.

Refinery operating margin at the Big Spring refinery was $21.56 per barrel for the first half of 2012 compared to $19.58 per barrel for the same period in 2011. This increase is primarily due to higher Gulf Coast 3/2/1 crack spreads and a widening of the sweet/sour spread. Refinery operating margin at the California refineries was $3.11 per barrel for the first half of 2012, compared to $(5.48) per barrel for the same period in 2011. This increase is mainly due to an increase in West Coast 3/1/1/1 crack spreads. Refinery operating margin at the Krotz Springs refinery was $5.55 per barrel for the first half of 2012 compared to $4.40 per barrel for the same period in 2011. This increase is mainly due to an increase in Gulf Coast 2/1/1 high sulfur diesel crack spreads.
The refineries’ combined throughput for the first half of 2012 averaged 148,027 bpd, consisting of 67,035 bpd at the Big Spring refinery, 16,000 bpd at the California refineries and 64,992 bpd at the Krotz Springs refinery compared to 135,517 bpd in the first half of 2011, consisting of 62,952 bpd at the Big Spring refinery, 12,360 at the California refineries and 60,205 bpd at the Krotz Springs refinery. The California refineries were not in operation for the first quarter of 2012 and 2011.
The average Gulf Coast 3/2/1 crack spread for the first half of 2012 was $25.41 per barrel compared to $21.10 per barrel for the same period in 2011. The average West Coast 3/1/1/1 crack spread for the first half of 2012 was $12.05 per barrel compared to $11.02 per barrel for the same period in 2011. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first half of 2012 was $10.09 per barrel compared to $8.57 per barrel for the first half of 2011.
The average WTI to WTS spread for the first half of 2012 was $4.47 per barrel compared to $3.31 per barrel for the first half of 2011. The average LLS to WTI spread for the first half of 2012 was $15.36 per barrel compared to $12.35 per barrel for the same period in 2011. The average WTI to Buena Vista spread for the first half of 2012 was $(13.89) per barrel compared to $(7.98) per barrel for the same period in 2011.
Asphalt margins in the first half of 2012 increased to $62.30 per ton compared to $8.18 per ton in the first half of 2011. On a cash basis, asphalt margins in the first half of 2012 were $26.71 per ton compared to $4.65 per ton in the first half of 2011. This increase was primarily due to asphalt sales prices increasing more than crude oil costs. The average blended asphalt sales price increased 10.5% from $539.01 per ton in the first half of 2011 to $595.62 per ton in the first half of 2012 and the average non-blended asphalt sales price increased 16.9% from $323.58 per ton in the first half of 2011 to $378.30 per ton in the first half of 2012. The average price for Buena Vista crude increased 5.5%, from $106.28 per barrel in the first half of 2011 to $112.12 per barrel in the first half of 2012.
Retail fuel sales volume increased by 10.3% from 75.2 million gallons in the first half of 2011 to 82.9 million gallons in the first half of 2012. Our branded fuel sales volume increased by 7.3% from 176.9 million gallons in the first half of 2011 to 189.9 million gallons in the first half of 2012.
Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on September 19, 2012 to stockholders of record at the close of business on September 5, 2012.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, August 9, 2012, at 10:00 a.m. Eastern, to discuss the second quarter 2012 results. To access the call, please dial 877-941-6009, or 480-629-9819, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through August 23, 2012, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4553680#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or email dmw@drg-l.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the Alon brand name through a network of approximately 625 locations, including Alon's convenience stores.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2011, IS UNAUDITED)	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,910,489	$1,595,631	$3,702,622	$3,246,735
Operating costs and expenses:
Cost of sales	1,686,876	1,429,452	3,305,550	2,890,575
Unrealized (gains) losses on commodity swaps	(12,871)	—	32,441	—
Direct operating expenses	76,874	62,215	149,083	119,138
Selling, general and administrative expenses (2)	36,208	38,585	71,348	72,915
Depreciation and amortization (3)	30,419	24,787	61,130	50,234
Total operating costs and expenses	1,817,506	1,555,039	3,619,552	3,132,862
Loss on disposition of assets	(345)	(80)	(214)	(68)
Operating income	92,638	40,512	82,856	113,805
Interest expense (4)	(24,300)	(20,758)	(55,340)	(41,198)
Equity earnings of investees	1,509	2,015	1,570	1,770
Other income (loss), net (5)	1,107	(4,880)	(6,993)	(36,793)
Income before income tax expense	70,954	16,889	22,093	37,584
Income tax expense	25,680	2,478	7,929	9,948
Net income	45,274	14,411	14,164	27,636
Net income attributable to non-controlling interest	2,183	677	440	837
Net income available to common stockholders	$43,091	$13,734	$13,724	$26,799
Earnings per share, basic	$0.77	$0.25	$0.24	$0.49
Weighted average shares outstanding, basic (in thousands)	56,238	55,533	56,133	55,041
Earnings per share, diluted	$0.65	$0.22	$0.21	$0.44
Weighted average shares outstanding, diluted (in thousands)	66,635	61,517	66,562	61,000
Cash dividends per share	$0.04	$0.04	$0.08	$0.08
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$83,349	$(75,497)	$114,222	$(51,116)
Investing activities	(32,615)	(51,053)	(49,266)	(76,075)
Financing activities	(43,507)	124,247	(164,506)	172,646
OTHER DATA:
Adjusted net income available to common stockholders (6)	$35,219	$16,732	$43,668	$35,478
Adjusted earnings per share (6)	$0.63	$0.30	$0.78	$0.64
Adjusted EBITDA (7)	112,291	67,419	178,515	165,908
Capital expenditures (8)	25,968	42,795	40,525	67,958
Capital expenditures for turnaround and chemical catalyst	6,652	4,077	8,757	4,262

	June 30, 2012	December 31, 2011
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$57,516	$157,066
Working capital	126,328	99,452
Total assets	2,269,364	2,330,382
Total debt	874,051	1,050,196
Total equity	424,827	395,784

REFINING AND UNBRANDED MARKETING SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$1,748,405	$1,435,920	$3,390,776	$2,934,944
Operating costs and expenses:
Cost of sales	1,584,004	1,310,471	3,087,397	2,655,492
Unrealized (gains) losses on commodity swaps	(12,871)	—	32,441	—
Direct operating expenses	68,523	50,994	131,742	97,943
Selling, general and administrative expenses	7,451	11,029	14,307	18,757
Depreciation and amortization	25,210	19,583	50,912	39,620
Total operating costs and expenses	1,672,317	1,392,077	3,316,799	2,811,812
Gain on disposition of assets	4	11	4	11
Operating income	$76,092	$43,854	$73,981	$123,143
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (10)	$24.92	$19.65	$21.56	$19.58
Refinery operating margin – CA Refineries (10)	2.55	(0.75)	3.11	(5.48)
Refinery operating margin – Krotz Springs (10)	5.28	3.39	5.55	4.40
Refinery direct operating expense – Big Spring (11)	4.27	4.40	3.92	4.27
Refinery direct operating expense – CA Refineries (11)	7.41	2.91	12.96	4.41
Refinery direct operating expense – Krotz Springs (11)	3.83	4.02	3.91	3.31
Capital expenditures	$14,555	$38,095	$22,086	$61,188
Capital expenditures for turnaround and chemical catalyst	6,652	4,077	8,757	4,262
PRICING STATISTICS:
WTI crude oil (per barrel)	$93.45	$102.43	$98.23	$98.30
WTS crude oil (per barrel)	88.15	99.89	93.76	94.99
Buena Vista crude oil (per barrel)	108.25	113.18	112.12	106.28
LLS crude oil (per barrel)	120.46	120.03	116.49	112.88
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$26.04	$24.07	$25.41	$21.10
Crack spreads (3/1/1/1) (per barrel):
West Coast (12)	$11.46	$9.91	$12.05	$11.02
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$7.72	$8.11	$10.09	$8.57
Crude oil differentials (per barrel):
WTI less WTS (13)	$5.30	$2.54	$4.47	$3.31
LLS less WTI (13)	18.11	15.32	15.36	12.35
WTI less Buena Vista (13)	(14.80)	(10.75)	(13.89)	(7.98)
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.80	$2.98	$2.89	$2.79
Gulf Coast ultra-low sulfur diesel	2.95	3.08	3.05	2.96
Gulf Coast high sulfur diesel	2.89	3.02	3.00	2.89
West Coast LA CARBOB (unleaded gasoline)	3.03	3.09	3.11	2.94
West Coast LA ultra-low sulfur diesel	2.97	3.20	3.11	3.05
Natural gas (per MMBTU)	2.35	4.38	2.43	4.29

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2012		2011		2012		2011
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	52,250	81.0	51,473	80.7	53,898	80.4	51,797	82.3
Sweet crude	10,738	16.6	10,487	16.5	11,472	17.1	9,498	15.1
Blendstocks	1,570	2.4	1,755	2.8	1,665	2.5	1,657	2.6
Total refinery throughput (14)	64,558	100.0	63,715	100.0	67,035	100.0	62,952	100.0
Refinery production:
Gasoline	30,885	47.8	29,725	46.8	33,012	49.2	30,047	48.0
Diesel/jet	21,242	32.9	20,570	32.4	21,739	32.5	20,281	32.4
Asphalt	4,041	6.2	4,554	7.2	4,288	6.4	4,448	7.1
Petrochemicals	3,838	5.9	3,749	5.9	3,988	6.0	3,786	6.0
Other	4,655	7.2	4,921	7.7	3,921	5.9	4,048	6.5
Total refinery production (15)	64,661	100.0	63,519	100.0	66,948	100.0	62,610	100.0
Refinery utilization (16)		98.9%		88.5%		97.8%		87.6%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA REFINERIES	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2012		2011		2012		2011
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	4,910	15.7	4,401	18.3	3,167	19.8	2,227	18.0
Heavy crude	23,367	74.9	19,418	80.8	11,368	71.0	10,020	81.1
Blendstocks	2,929	9.4	225	0.9	1,465	9.2	113	0.9
Total refinery throughput (14)	31,206	100.0	24,044	100.0	16,000	100.0	12,360	100.0
Refinery production:
Gasoline	3,406	11.0	2,961	12.5	1,700	10.7	1,512	12.5
Diesel/jet	7,328	23.7	5,707	24.1	3,663	23.1	2,904	23.9
Asphalt	9,920	32.1	8,184	34.6	5,086	32.1	4,188	34.5
Light unfinished	684	2.2	—	—	506	3.2	—	—
Heavy unfinished	8,983	29.1	6,202	26.2	4,596	29.0	3,225	26.6
Other	599	1.9	607	2.6	300	1.9	306	2.5
Total refinery production (15)	30,920	100.0	23,661	100.0	15,851	100.0	12,135	100.0
Refinery utilization (16)		39.0%		32.9%		20.0%		16.9%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2012		2011		2012		2011
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	53,162	82.7	29,207	62.0	53,410	82.2	41,003	68.1
Heavy sweet crude	11,121	17.3	16,707	35.5	11,062	17.0	17,958	29.8
Blendstocks	24	—	1,185	2.5	520	0.8	1,244	2.1
Total refinery throughput (14)	64,307	100.0	47,099	100.0	64,992	100.0	60,205	100.0
Refinery production:
Gasoline	26,486	40.6	19,185	40.6	26,400	40.3	25,147	41.7
Diesel/jet	27,270	41.9	21,282	45.0	27,991	42.8	27,876	46.2
Heavy Oils	2,511	3.9	3,232	6.8	2,830	4.3	2,449	4.1
Other	8,822	13.6	3,574	7.6	8,223	12.6	4,853	8.0
Total refinery production (15)	65,089	100.0	47,273	100.0	65,444	100.0	60,325	100.0
Refinery utilization (16)		77.4%		72.3%		77.6%		80.5%

ASPHALT SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$152,911	$147,811	$245,460	$234,054
Operating costs and expenses:
Cost of sales (17)	135,748	147,432	218,420	230,184
Direct operating expenses	8,351	11,221	17,341	21,195
Selling, general and administrative expenses	994	1,108	1,920	2,523
Depreciation and amortization	1,414	1,747	2,796	3,477
Total operating costs and expenses	146,507	161,508	240,477	257,379
Operating income (loss)	$6,404	$(13,697)	$4,983	$(23,325)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (18)	238	238	374	376
Non-blended asphalt sales volume (tons in thousands) (19)	17	43	60	97
Blended asphalt sales price per ton (18)	$608.81	$557.83	$595.62	$539.01
Non-blended asphalt sales price per ton (19)	471.41	349.95	378.30	323.58
Asphalt margin per ton (20)	67.31	1.35	62.30	8.18
Capital expenditures	$5,969	$673	$7,460	$1,333

RETAIL AND BRANDED MARKETING SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$390,762	$383,635	$759,229	$699,819
Operating costs and expenses:
Cost of sales (17)	348,713	343,284	692,576	626,981
Selling, general and administrative expenses	27,572	26,260	54,740	51,259
Depreciation and amortization	3,171	3,053	6,245	6,330
Total operating costs and expenses	379,456	372,597	753,561	684,570
Loss on disposition of assets	(349)	(91)	(218)	(79)
Operating income	$10,957	$10,947	$5,450	$15,170
KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (21)	96,418	91,371	189,908	176,941
Branded fuel margin (cents per gallon) (21)	5.9	5.6	0.4	4.7
Number of stores (end of period) (22)	300	304	300	304
Retail fuel sales (thousands of gallons)	41,538	38,507	82,867	75,162
Retail fuel sales (thousands of gallons per site per month) (22)	48	44	48	43
Retail fuel margin (cents per gallon) (23)	18.7	19.5	14.7	17.1
Retail fuel sales price (dollars per gallon) (24)	$3.60	$3.68	$3.53	$3.44
Merchandise sales	$82,511	$78,445	$155,993	$146,446
Merchandise sales (per site per month) (22)	$92	$86	$87	$80
Merchandise margin (25)	32.9%	33.5%	32.6%	33.3%
Capital expenditures	$4,787	$3,149	$10,196	$4,494
________________

(1)
Includes excise taxes on sales by the retail and branded marketing segment of $16,198 and $15,193 for the three months ended June 30, 2012 and 2011, respectively, and $32,322 and $29,411 for the six months ended June 30, 2012 and 2011, respectively. Net sales also includes net royalty and related net credit card fees of $1,445 and $1,493 for the three months ended June 30, 2012 and 2011, respectively, and $2,919 and $2,912 for the six months ended June 30, 2012 and 2011, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $191 and $188 for the three months ended June 30, 2012 and 2011, respectively, and $381 and $376 for the six months ended June 30, 2012 and 2011, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $624 and $404 for the three months ended June 30, 2012 and 2011, respectively, and $1,177 and $807 for the six months ended June 30, 2012 and 2011, respectively, which are not allocated to our three operating segments.

(4)
Interest expense for the six months ended June 30, 2012, includes a charge of $9,624 for the write-off of unamortized original issuance discount associated with our repayment of the Alon Brands Term Loan.

(5)	Other income (loss), net for both the three and six months ended June 30, 2012 and 2011, is substantially the gain (loss) on heating oil call option crack spread contracts.

(6)
The following table provides a reconciliation of net income available to common stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income available to common stockholders utilized in determining adjusted earnings per share, excluding the after-tax loss on write-off of unamortized original issuance discount, after-tax (gain) loss on heating oil call option crack spread contracts, after-tax unrealized (gains) losses on commodity swaps, after-tax gain from reduction in system inventories and after-tax gain on disposition of assets. Our management believes that the presentation of adjusted net income available to common stockholders and adjusted earnings per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company's operating results.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(dollars in thousands)
Net income available to common stockholders	$43,091	$13,734	$13,724	$26,799
Plus: Write-off of original issuance discount, net of tax	—	—	5,781	—
Plus: (Gain) loss on heating oil call option crack spread contracts, net of tax	(484)	2,950	4,413	22,146
Plus: Unrealized (gains) losses on commodity swaps, net of tax	(7,596)	—	19,621	—
Less: Gain from reduction in system inventories, net of tax	—	—	—	(13,508)
Less: Gain on disposition of assets, net of tax	208	48	129	41
Adjusted net income available to common stockholders	$35,219	$16,732	$43,668	$35,478
Adjusted earnings per share	$0.63	$0.30	$0.78	$0.64

(7)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense, interest expense, depreciation and amortization, loss on disposition of assets, unrealized (gains) losses on commodity swaps and (gain) loss on heating oil call option crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense, interest expense, loss on disposition of assets, unrealized (gains) losses on commodity swaps, (gain) loss on heating oil call option crack spread contracts and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income available to common stockholders to Adjusted EBITDA for the three and six months ended June 30, 2012 and 2011:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(dollars in thousands)
Net income available to common stockholders	$43,091	$13,734	$13,724	$26,799
Net income attributable to non-controlling interest	2,183	677	440	837
Income tax expense	25,680	2,478	7,929	9,948
Interest expense	24,300	20,758	55,340	41,198
Depreciation and amortization	30,419	24,787	61,130	50,234
Loss on disposition of assets	345	80	214	68
Unrealized (gains) losses on commodity swaps	(12,871)	—	32,441	—
(Gain) loss on heating oil call option crack spread contracts	(856)	4,905	7,297	36,824
Adjusted EBITDA	$112,291	$67,419	$178,515	$165,908

(8)
Includes corporate capital expenditures of $657 and $878 for the three months ended June 30, 2012 and 2011, respectively, and $783 and $943 for the six months ended June 30, 2012 and 2011, respectively, which are not allocated to our three operating segments.

(9)
Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin excludes unrealized gains on commodity swaps of $12,871 for the three months ended June 30, 2012, and unrealized losses on commodity swaps of $32,441 for the six months ended June 30, 2012, as shown separately in the statements of operations. The refinery operating margin excludes realized losses on commodity swaps of $20,087 and $34,421 for the three and six months ended June 30, 2012, respectively.
The refinery operating margin for the three and six months ended June 30, 2011, excludes unrealized hedging losses of $1,375 and $1,773, respectively. Additionally, the refinery operating margin for the six months ended June 30, 2011, excludes a benefit from inventory reductions of $22,460.

(11)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes. Direct operating expenses related to the Bakersfield refinery of $1,844 and $3,356 for the three and six months ended June 30, 2011, respectively, have been excluded from the per barrel measurement calculation.

(12)
We compare our Big Spring refinery's per barrel operating margin to the Gulf Coast 3/2/1 crack spread. A 3/2/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel and the market value of West Texas Intermediate Cushing, or WTI, a light, sweet crude oil.

We compare our California refineries' per barrel operating margin to the West Coast 3/1/1/1 crack spread. A 3/1/1/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted into one barrel of gasoline, one barrel of diesel and one barrel of fuel oil. We calculate the West Coast 3/1/1/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra-low sulfur pipeline diesel, and LA 380 pipeline CST (fuel oil) and the market value of Buena Vista crude oil.
We compare our Krotz Springs refinery's per barrel operating margin to the Gulf Coast 2/1/1 crack spread. A 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of Light Louisiana Sweet, LLS, crude oil.

(13)
The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI less Buena Vista spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Buena Vista crude oil. The LLS less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI crude oil.

(14)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. Throughput data for the California refineries for the six months ended June 30, 2012 and 2011 reflects substantially three months of operations as the California refineries were not in operation for the first quarter of 2012 and 2011. The throughput data of the Krotz Springs refinery for the three and six months ended June 30, 2011, reflects approximately a one month shutdown due to flooding in Louisiana and the impact on crude oil supply to the refinery.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(19)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(20)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(21)
Branded fuel sales represent branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The branded fuel margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(22)	At June 30, 2012 we had 300 retail convenience stores of which 287 sold fuel. At June 30, 2011 we had 304 retail convenience stores of which 291 sold fuel.

(23)
Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(25)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.